Exhibit 99.(a)(5)

MAXIM INTEGRATED PRODUCTS, INC.

(the “Company”)

PAPER ELECTION WITHDRAWAL NOTICE

To Maxim Integrated Products, Inc.:

I previously received a copy of the Company’s offering materials filed with the Securities and Exchange Commission on Schedule TO on November 7, 2008 (the “Offering Materials”), and completed the election form, in which I elected to tender my Eligible Option(s). I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to the Company in accordance with the terms set forth in the Offering Materials, none of my Eligible Options will be repurchased and instead continue to be governed by the Company’s 1996 Stock Incentive Plan, as amended, the Dallas Semiconductor Corporation 1987 Stock Option Plan, as amended and restated, or the Dallas Semiconductor Corporation 1993 Officer and Director Stock Option Plan, as applicable, and the relevant option agreement(s) between the Company and me. I further understand that this Notice will only be effective upon receipt by the Company in the manner described in the Offering Materials and such receipt must occur prior to the expiration of the offer. Capitalized terms used but otherwise not defined herein will have the meanings set forth in the Offer to Purchase dated November 7, 2008.

I have completed and signed this Notice exactly as my name appears on my original election form.

Signature:
Print Name:
Employee ID:
Date:

FAX, EMAIL OR HAND DELIVER THIS ENTIRE WITHDRAWAL FORM TO RORYN HARRIS NO

LATER THAN 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 8, 2008.

Fax to 972-778-6345

Email to Robyn.Harris@maxim-ic.com

Hand deliver to:

Robyn Harris

Maxim Integrated Products, Inc.

4401 S. Beltwood Pkwy.

Dallas, TX 75244-3292

DELIVERY OF YOUR WITHDRAWAL FORM OTHER THAN VIA FACSIMILE, EMAIL OR

HAND DELIVERY, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER

ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.